Exhibit 99.03

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EDITED TRANSCRIPT
AB - Q4 2011 ALLIANCEBERNSTEIN HOLDING L.P. EARNINGS CONFERENCE CALL

EVENT DATE/TIME: FEBRUARY 10, 2012 / 01:00PM GMT

OVERVIEW:
AB reported 2011 GAAP net revenues of $2.8b. 4Q11 GAAP net revenues were $625m. 2011 GAAP net losses per unit were $0.90. 4Q11 GAAP net losses per unit were $1.97. 2011 adjusted earnings per unit were $1.14. 4Q11 adjusted earnings per unit were $0.07.

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FEBRUARY 10, 2012 / 01:00PM GMT, AB - Q4 2011 AllianceBernstein Holding L.P. Earnings Conference Call

CORPORATE PARTICIPANTS
Andrea Prochniak AllianceBernstein Holding L.P. - Director, IR
Peter Kraus AllianceBernstein Holding L.P. - Chairman & CEO
Ed Farrell AllianceBernstein Holding L.P. - Interim CFO & Controller
Jim Gingrich AllianceBernstein Holding L.P. - COO

CONFERENCE CALL PARTICIPANTS
Michael Kim Sandler O'Neill - Analyst
Bill Katz Citigroup - Analyst
Matthew Kelley Morgan Stanley - Analyst
Cynthia Mayer Bank of America-Merrill Lynch - Analyst
Alex Blostein Goldman Sachs - Analyst
Chris Spahr CLSA - Analyst
Robert Lee Keefe, Bruyette & Woods - Analyst

PRESENTATION

Operator

Thank you for standing by and welcome to the AllianceBernstein fourth-quarter 2011 earnings review. At this time, all participants are in a listen-only mode. After the remarks, there will be a question-and-answer session and I will give you instructions on how to ask questions at that time. As a reminder, this conference is being recorded and will be replayed for one week. I would now like to turn the conference over to the host for this call, the Director of Investor Relations for AllianceBernstein, Ms. Andrea Prochniak.

Andrea Prochniak - AllianceBernstein Holding L.P. - Director, IR

Thank you, Chrissy. Good morning, everyone and welcome to our fourth-quarter 2011 earnings review. As a reminder, this conference call is being webcast and accompanied by a slide presentation that can be found in the Investor Relations section of our website.

Our Chairman and CEO, Peter Kraus and our Controller and Interim CFO, Ed Farrell, will present our financial results today. Our new Chief Operating Officer, Jim Gingrich, is with us as well. He will participate in the question-and-answer portion of this call.

Now I would like to point out the cautions regarding forward-looking statements on slide 2 of our presentation. Some of the information we present today is forward-looking and subject to certain SEC rules and regulations regarding disclosure. You can also find our cautions regarding forward-looking statements in the MD&A of our 2011 Form 10-K, which we filed this morning.

I would also like to remind you that, under Regulation FD, management may only address questions of a material nature from the investment community in a public forum. So please ask all such questions during this call. Now I'll turn the call over to Peter.

Peter Kraus - AllianceBernstein Holding L.P. - Chairman & CEO

Thanks, Andrea, and thank you all for joining us for our fourth-quarter earnings call. Today, I am going to go through our business highlights. Ed will, of course, review the financials and as Andrea said, I have asked Jim Gingrich, our new COO, to join us as well. The three of us, of course, will take any questions that you may have at the end.

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FEBRUARY 10, 2012 / 01:00PM GMT, AB - Q4 2011 AllianceBernstein Holding L.P. Earnings Conference Call

Let's start today's presentation with slide 3. In a year of extremely volatile markets and risk aversion on the part of investors, it was a difficult year for active managers to outperform. Performance in our largest equity services disappointed and we ended up with greater net outflows in 2011 than in 2010. AUM declined by 15% in 2011 and average AUM was down about 5%.

At the same time, however, we had $56 billion in gross sales in 2011 and nearly $165 billion over the past three years. We are profitable with very little long-term debt and high credit ratings from the agencies. And we have returned $146 million in distributions to our unitholders this year. Also, we finished the year with quarter-to-quarter improvement in gross sales, net outflows and end-of-period AUM.

Let's look at the quarterly flow trends. Those are on slide 4. Net outflows improved across all three channels from the third quarter to the fourth. In fact, we had our lowest quarterly outflows since the second quarter 2010. And that includes outflows we sustained as a result of asset sales by the AXA Group. During 2011, AXA sold its Canadian and Australian businesses. We managed about $16 billion for them and expect to lose most of these assets over time. In the fourth quarter, we had outflows associated with these dispositions of nearly $4 billion, representing approximately $5 million in revenues and we expect to see another $6 billion in outflows in the first half of 2012.

This morning, we released our January AUM. I am sure you all saw that it was $421 billion, up 4% from year-end, reflecting a combination of stronger investment returns and performance and lower net outflows across all three channels.

Now I will spend some time on the channel specifics, starting with Institutions on slide 5. This business had $17 billion in gross sales in 2011, fueled largely by ongoing strength in Fixed Income and customized retirement strategies. Together, these two areas represented 80% of our gross sales last year. Our momentum in non-US Fixed Income shows up in our gross sales makeup. Nearly a third were in Asia and Japan. Fixed Income and CRS are the largest share of our pipeline as well.

In the fourth quarter, with several large and expected CRS fundings, our pipeline decreased by $2.7 billion. However, we also had about $1 billion in new Fixed Income mandates come in and fund during the quarter. Those included high-yield, investment-grade and global bond opportunities, so these never showed up in the pipeline. Yet, investment performance, we all know, is what truly drives the business and slide 6 shows where our performance was the strongest in last year's extremely volatile markets.

In Fixed Income, Global Fixed Income and Global Plus beat their benchmarks in 2011. The three-year story is much stronger. More than 85% of our Fixed Income assets are in products that beat their benchmarks for the period. In equities, we found that, for most of 2011, strategies that focused on shorter-term market dynamics, like earnings stability and dividend yield, outperformed while strategies focused on longer-term fundamentals, such as earnings growth potential and attractive valuations, lagged. Most of our core equity services fall into this category.

In the shorter time horizon strategies we have introduced more recently, like US and Global Market Neutral and Select US Equities, we did well and longer time horizon equity strategies standout performers were small and SMID cap growth. In fact, these strategies have delivered top quartile performance for the one, three and five-year periods outperforming their benchmarks by anywhere from 500 to nearly 900 basis points.

Turning to our Retail business, which we highlight on slide 7, we delivered gross sales of $31 billion in this channel last year. Two-thirds of those sales were in Fixed Income and the rest mixed amongst equity and indexed strategies. Asia accounted for more than half total gross sales in 2011. Our Global High Income product is a top seller in Japan, Hong Kong and Taiwan.

In every asset class and every region, the story in 2011 was the same. New products that performed well drove sales. We have spent the past three years making up for a dry spell in product innovation for retail clients. As you can see, the sales impact of that push has been exemplary. Each year, we have introduced more retail products than before, 57 in total, in markets around the world and have together garnered $12 billion in new assets. New product sales grew each quarter in 2011 and totaled 20% of gross sales in the fourth quarter. For the year, they were 14% of total sales, more than double 2010 sales.

Delivering both innovation and performance helps. New offerings like RMB Income Plus and EMMA have performed well since launch and earned industry innovation awards in multiple regions and channels.

Innovation is paying off for our clients in our Private Client business as well and you can see this on slide 8. Dynamic asset allocation, a strategy for managing volatility, which we introduced in Private Client portfolios in April of 2010, has consistently delivered on what we designed it to do. By managing equity exposure and changing market environments, we have been able to reduce risk by anywhere from 60 to 240 basis points across client portfolios.

Another happy outcome is we have also been able to achieve a positive return for clients with the DAA overlay. As importantly, DAA has reinforced our role as trusted advisers to our clients in turbulent times, something that we are known for. We have also kept clients properly invested and that has resulted in retention levels unlike any other in the global wealth manager industry. I am proud of how this business stands out from the rest, driven by the long and deep relationships our advisers have with their clients.

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FEBRUARY 10, 2012 / 01:00PM GMT, AB - Q4 2011 AllianceBernstein Holding L.P. Earnings Conference Call

Our sell side business, which we highlight on slide 9, is another that is unique in the industry. We have had our challenges here in the fourth quarter when volumes and volatility dropped sharply from the third-quarter heights. You can see that in the chart on the bottom left. Yet, in terms of achieving the aggressive goals we set for 2011, this business didn't miss a beat.

In the US, we gained share even as transaction volumes and commission pools dwindled. Great research makes the difference. Our analysts are top-ranked in the US and five new ones launched coverage during the year. We are getting the same reputation in Europe where we had just another outstanding II showing. Six of our teams ranked number one in seven sectors. We also grew revenues and share in Europe and delivered record electronic trading results. In Asia, we became a full member of the Hong Kong Stock Exchange in the fourth quarter and we completed our sales and trading build-out there.

Expanding our global presence on the sell side was one way we demonstrated real progress in firm-wide strategic initiatives in 2011. Slide 10, however, shows more of the year's accomplishments, so let's just take a few. I would stack our Fixed Income business up against just about any other out there right now in the three-year performance category and in equities, what worked in the markets in 2011 also worked for us. We need more assets in the areas where we are outperforming.

Our business is more diverse than ever before with Asia, the greatest share of our retail sales, and Europe, a growing platform for us both on the buy and sell side. We have offerings that are not only first to market like secure retirement services, where we just partnered with our first client. They are also best in class like CRS where client satisfaction ratings continue to be through the roof and where we are growing by double digits each year.

And on the expense front, we have made tough decisions in 2011 about spending, space and staff levels that will position us better financially. Even more importantly, we spent 2011 continuing to evolve our business model to where we want it to be as slide 11 illustrates. For three years, we have been committed to reducing our overconcentration in large-cap equities and in investing in areas where we also see solid long-term growth. We have made significant strides. Our assets in areas beyond large-cap equities have grown from less than half of our total AUM at the end of 2008 to nearly 80% of that total at the end of 2011, a 44% increase.

Fixed Income alone has gone from a third of total assets to more than half through both strong performance and net new assets. And asset allocation assets have doubled. Our fee base has evolved as well. These areas have grown by 51% during that time and where they once represented a little over a third of total fees, they are now nearly two-thirds. By growing in areas where our clients increasingly want to be, we have replaced nearly 60% of the fee revenues we have lost as a result of the equities business being under pressure.

Today, we have momentum in Fixed Income, which is now our biggest business and in alternatives, asset allocation and equities, ex-large-cap as well. And we also have large-cap equities, a business that we believe will provide attractive returns to clients over time.

Looking to 2012 and now I am on slide 12, we will keep making progress on our long-term strategic initiatives this year. Every day, we strive to do better and here is what we are prioritizing. First, in equities, we are maintaining our unrelenting focus on delivering strong returns. At the same time, we're working to balance our resources with the needs of our clients and our own aspirations for this business. We have a strong commitment to our long-standing services. I am confident we can leverage both our core strengths in fundamental growth and value investing and our new talent and services. Clients come first, period.  And this year, we will be even more focused on maximizing our Institutional and Retail sales and marketing efforts.

We have got the products and distribution platform; this year is about executing efficiently. It is also about ensuring that, in Private Client, we continue to be there for our clients with the right advice model for every income goal and investment horizon.

Finally, we will be ever vigilant on costs in 2012. We have consolidated space in key global markets. We can do more and we will. We have reduced real estate expenses. This year, we will also tackle other expenses like T&E and consultants and other fees. We have managed staff levels in response to trends in AUM and fee revenues. We will keep doing this as well in 2012. Everyone here plays a part in reducing our cost structure, so we can increase our margins when revenues improve. That is truer than ever this year and beyond.

What is true as well is that, in good times and bad, our people are this firm's greatest asset. I know how committed we all are to returning our investment and financial performance to the levels we know we are capable of reaching. It will take time, but we will get there. Now let me turn it over to Ed to review the financials.

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FEBRUARY 10, 2012 / 01:00PM GMT, AB - Q4 2011 AllianceBernstein Holding L.P. Earnings Conference Call

Ed Farrell - AllianceBernstein Holding L.P. - Interim CFO & Controller

Thank you, Peter. Before I review our financial results, let me briefly discuss the charge we took in the fourth quarter related to the change in our deferred compensation award program. As announced on November 17, we implemented changes to our long-term incentive award program to better align employee compensation with the firm's current year financial performance. We expensed all unamortized deferred incentive compensation awards from prior years, resulting in a non-cash charge of $587 million. In addition, we expensed 100% of the current year 2011 awards. As a result, we reported a loss for the fourth quarter and full year 2011. Our fourth-quarter distribution of $0.12 excludes this charge.

Looking at our adjusted results on slide 14, let me review the fourth-quarter adjusted financials at a high level. Then I will go into some detail around the major variances. Sequentially and for the full year, adjusted revenues declined and adjusted expenses were essentially flat. Our adjusted operating margin was 7% in the quarter, down from 17.7% in Q3. In a moment, I will address specific items that reduced our margin in the fourth quarter. The full-year margin for 2011 was 17% versus 21.6% in 2010. Adjusted earnings per unit were $0.07 in Q4, a $0.23 decline from Q3. For the full year, adjusted EPU is $1.14, down $0.46 from the prior year.

We repurchased 5.8 million units in Q4 at a cost of $75 million. Over the year, we repurchased 13.5 million units at a cost of $221 million to help fund obligations under our incentive compensation award program. For the December 2011 award, we issued 8.7 million units.

Let's take a look at the GAAP income statement on slide 15. We had GAAP net losses per unit for the fourth quarter and full year 2011 of $1.97 and $0.90 respectively. This is primarily due to the deferred compensation charge. Again, excluding this non-cash charge, we are paying a distribution of $0.12.

Quarterly net revenues of $625 million declined 3% sequentially. Full-year net revenues of $2.8 billion were down 7%. Operating expenses increased 107% sequentially and 19% for the full-year period. Again, primarily due to the deferred compensation charge. We had operating and net losses for the fourth quarter and full year.

Now I will review our quarterly revenues and expenses in more detail on slide 16. Base fees declined by $53 million, or 11% sequentially. About 60% of this decrease is due to the decline in Institution and Retail-base fees, primarily driven by lower average AUM. The rest can be attributed to Private Client. We pre-bill the majority of our Private Client assets at the beginning of the quarter based on prior-quarter ending AUM. Billable AUM for the fourth quarter was down 10% sequentially after a difficult market period.

Investment losses of $3 million in the quarter improved from $66 million in losses for Q3. We had gains in our deferred compensation-related investments and lower losses in our venture fund. As you saw in the earlier slide, Bernstein Research revenues declined $26 million, or 22% from the prior quarter, due to a steep decline in volumes that Peter mentioned. Compared to the prior full year, the investment losses increased to $82 million, primarily related to our venture fund, deferred compensation-related investments and seed money.

Base fees were lower by 6%, in line with the decline in average AUM over this period. These declines were offset slightly by an increase in Bernstein Research and distribution revenues. On an adjusted basis, revenues were down 12% sequentially, attributed to lower base fees and lower Bernstein Research revenues. For the full year, adjusted net revenues were down 5% due to lower base fees and higher investment losses.

Now let's review our expenses on slide 17. On a GAAP basis, Q4 operating expenses were up 107% from Q3 due entirely to the deferred compensation charge. Total comp and benefits, including the charge, increased 212% sequentially. Excluding the charge, comp and benefits of $299 million increased 5% as we finalized our annual incentive compensation in the fourth quarter.

As we anticipated in our November 17 release, we increased our compensation ratio. The full-year impact of that true-up was realized in the fourth quarter. In determining compensation for the year, we also made a minor modification to adjusted revenue and compensation numbers we use to calculate our full-year comp ratio. In each case, we excluded the revenues and compensation expenses associated with the acquisitions we made in order to implement new strategic initiatives. As a result, our full-year compensation ratio was 50.3%. You can find more detail on this calculation in our 10-K.

Headcount at year-end was 3,764 versus 4,256 at year-end 2010. Versus the prior full year, total comp and benefits, excluding the charge, declined by 6%, in line with the decline in adjusted revenues.

Looking at our non-compensation expenses, promotion and servicing were down 3% sequentially due to lower distribution-related payments. The 6% year-over-year rise in promotion and servicing can be attributed to increased business activity and new product launches that include T&E, overseas trade execution and transfer fees. As a reminder, in G&A, we had an insurance recovery in 3Q of about $10 million. Excluding that credit, G&A expenses were flat sequentially. For the full year, G&A expenses, excluding the insurance recovery, increased 6% due primarily to increased portfolio services and professional fees.

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FEBRUARY 10, 2012 / 01:00PM GMT, AB - Q4 2011 AllianceBernstein Holding L.P. Earnings Conference Call

We recorded $7 million in real estate charges in 2011, primarily related to the disposition of space in London. In 2010, we recorded $102 million in real estate charges related primarily to space in the New York area. On an adjusted basis, operating expenses were down 1% sequentially and flat for the full year 2010.

Slide 18 summarizes the adjustments we make to get from GAAP to adjusted earnings. The deferred compensation adjustment is the net impact of investment gains and losses, employee compensation expense related to the mark-to-market of deferred compensation and the non-cash charge taken in 4Q 2011. We adjust for non-controlling interest as well.

Q4 adjusted operating income was $37 million, a decline from $107 million in Q3. Adjusted margin was 7% in the quarter. The factors that drove the margin contraction were deleveraging due to lower base fees, Bernstein Research revenues and the fourth-quarter compensation true-up. For the full year, adjusted operating income was $414 million versus $554 million in 2010. Now Peter, Jim and I will answer any questions you might have.

QUESTION AND ANSWER

Operator

(Operator Instructions). Michael Kim, Sandler O'Neill.

Michael Kim - Sandler O'Neill - Analyst

Hey, guys. Good morning. First, it seems like CRS continues to gain momentum. So just wondering if the new fee disclosure requirements and the 401(k) channel, if those could have any potential impact. Is it potentially a catalyst to gain further market share for the CRS business?

Peter Kraus - AllianceBernstein Holding L.P. - Chairman & CEO

Hi, Michael. Thanks a lot for the question. No, we don't expect that that will have an impact. What is really resonating with our clients is our business model in CRS, which is primarily focused on providing an open architecture and completely independent service of whether or not assets are allocated to AllianceBernstein and clients like that independence. That is really what resonates and that is why I think it is continuing to grow and it is continuing to have a penetration on a large client basis.

Michael Kim - Sandler O'Neill - Analyst

Okay, fair enough. And then, secondly, can you maybe just point to some of the specific reasons why the large-cap strategies have underperformed? Is it a function of sector weighting, stock selection, maybe style drift on the part of some of your peers? And then beyond that, what are you doing to address those issues? Have there been any kind of meaningful changes on the investment management side in terms of turnover more recently?

Peter Kraus - AllianceBernstein Holding L.P. - Chairman & CEO

Excellent question, Michael. So we have said quite consistently, as I know you have noted, that we are very disciplined in our approach to both value and growth. I can't speak for the competitors because I don't, obviously, know the facts, but that consistency in our core services has given rise to having consistent exposure to what I would characterize as normalized earnings, which are looking out over time in both growth and in value. And when you are looking out over time in uncertain investment periods, discount rates tend to be high for that and the valuation therefore of those stocks hasn't been rewarded.

I would note that, in the last 30 or 40 days, that that has been a significant change in the marketplace and I suspect you have noted as well that when you look at the publicly available Lipper rankings for some of our core services, that you are seeing quite a different picture.

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FEBRUARY 10, 2012 / 01:00PM GMT, AB - Q4 2011 AllianceBernstein Holding L.P. Earnings Conference Call

So whether there is persistency in that and how the markets look in the future, we don't know. But we still remain committed to that style of investing for those services. What we are doing about it is actually both launching and continuing to grow services that have a shorter time horizon. And those shorter time horizon services have performed well and have gathered assets and continue to. And we will continue to exploit that diverse investment platform and you will see that in the future we are going to continue to invest and grow that.

Michael Kim - Sandler O'Neill - Analyst

So no kind of meaningful changes in terms of the PM or analyst staff?

Peter Kraus - AllianceBernstein Holding L.P. - Chairman & CEO

Well, in some of our core services, our larger core services, our PM groups have been consistent for the lives of those strategies and that remains to be the case.

Michael Kim - Sandler O'Neill - Analyst

Okay. Thanks for taking my questions.

Operator

Bill Katz, Citigroup.

Bill Katz - Citigroup - Analyst

Thank you. Good morning, everyone. Just coming back to the comp discussion. Just curious, is that full-year run rate a reasonable outlook on a go-forward basis?

Peter Kraus - AllianceBernstein Holding L.P. - Chairman & CEO

Bill, just so that I don't make a mistake, can you describe what you mean by four-year run rate?

Bill Katz - Citigroup - Analyst

Full-year, excuse me.

Peter Kraus - AllianceBernstein Holding L.P. - Chairman & CEO

Oh, full-year, full-year run rate. So the full-year run rate I think is slightly north of 50, 50.3 and we would expect that our accrual rates going forward would be, as we've said in the past, not greater than 50%. I think last year we accrued at the 49% rate, so somewhere in there is where you are likely to find us.

Bill Katz - Citigroup - Analyst

That is helpful. And then sort of stepping back and looking at the businesses a little bit, obviously, very strong Fixed Income; obviously, very strong non-US. As you think about sort of a more sustainable margin, obviously, 7% is pretty depressed this quarter. Just given the mix shift that is going on, the geographic shift that is going on, the business line shift that is going on, what do you think the right margin could be if the industry is sitting around 30% round numbers in a more normalized backdrop?

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FEBRUARY 10, 2012 / 01:00PM GMT, AB - Q4 2011 AllianceBernstein Holding L.P. Earnings Conference Call

Jim Gingrich - AllianceBernstein Holding L.P. - COO

Bill, it's Jim Gingrich. Obviously, our margin at 7% is not something we are happy with and is affected by the true-up that we had in fourth-quarter compensation. And I think we all recognize that our revenue is not consistent with our cost structure and our cost structure is not consistent with our revenue, so we are working quite hard on both. And we would certainly anticipate striving to achieve a normalized margin that would be consistent with peers over time.

Bill Katz - Citigroup - Analyst

Just one more big picture question. Thanks for taking all my questions. As you look at the Private Client business in particular, it seems like the companies that are having more success growing those businesses have more of an open architecture platform. Is there any thoughts to revamping the strategy for the business to try and enhance the growth rate?

Peter Kraus - AllianceBernstein Holding L.P. - Chairman & CEO

Thanks, Bill, for asking that question because I love talking about the Private Client business. Look, I think the Private Client business that we have has three very unique strategies and it creates differentiation in the marketplace and frankly, I think it is one of our greatest benefits. So we do three things differently than I think anybody else.

Number one is we rebalance people's portfolios every day. So I said in my comments that we have kept people invested in volatile markets and that level of investment in both equities and Fixed Income actually over time has provided our clients with better returns, we believe, than most everybody in the industry.

Secondly, what we do is we provide DAA to them, so the smoother ride concept, which we do consistently across all of our clients with an investment process that we run on an everyday basis, just like we do value or growth equity portfolios or Fixed Income portfolios.

And lastly, we don't engage in what is a very difficult prospect of telling when a manager is going to outperform or underperform. I have had a very hard time looking at a manager, listening to what they are doing and saying, tomorrow, I know you are going to underperform or I know you're going to outperform. So it is very difficult to make, to manage your selections. We have a number of managers in the firm and many of them have different alpha streams, as you know and we allocate to our private clients a diverse set of managers that have different risks, different time horizons of investing and we are consistent about that. And we think that that creates a lower friction cost in moving between managers who have recently good track records or recently poor track records.

I would note importantly, however, that in the world of hedge funds where the dispersion of return amongst hedge funds is significantly greater, many times that of the long-only managers, we have an open architecture platform. We use outside managers almost entirely. We are quite proud of that change and we do think that that offers to clients open architecture where it really matters.

Bill Katz - Citigroup - Analyst

Okay, that is helpful perspective. Thank you very much.

Operator

Matthew Kelley, Morgan Stanley.

Matthew Kelley - Morgan Stanley - Analyst

Hi, thanks, guys, for taking my questions. So I was just hoping to get a little bit more color in the start of 2012 on conversations you're having with institutional clients and consultants, what they are looking for and how would you are fulfilling their needs.

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FEBRUARY 10, 2012 / 01:00PM GMT, AB - Q4 2011 AllianceBernstein Holding L.P. Earnings Conference Call

Peter Kraus - AllianceBernstein Holding L.P. - Chairman & CEO

Sure. So let me take that on two levels. I think that there is a continuation in the world -- around the world -- for looking for a set of investment services that provide return, but less volatility. That comes in lots and lots of different forms, and I think the institutional marketplace and consultant marketplace is struggling to figure out how to define that because it is not easy to define that in the existing sort of siloized asset classes that exist. So how many services do you want to allocate to that are lower volatility and how do you measure that? And how many services are unconstrained investing like global high yield or global income for us, which is basically an unconstrained Fixed Income service?

Global investing is absolutely still paramount. In fact, I think there are few, if any, investors that think that they can easily select sectors or regions of the world. And so I think that we are still seeing or witnessing a sense on the part of institutional investors -- can I find the return I need with less volatility?

Having said that, I also think that we are having an increasing number of discussions with our clients about how do they allocate to real pure value managers or pure growth managers, that the population of managers that institutions are able to talk to, identify and feel comfortable with that are pure in those styles has dwindled, maybe even significantly. And so we find ourselves at the table talking with our clients about that. Now everyone knows that those strategies can be volatile and they have indeed been volatile, but I think an increasing number of clients are interested in that pure form of investing and the returns that can come with it.

Matthew Kelley - Morgan Stanley - Analyst

Okay, that is very helpful. So one follow-up for me then, on your alternatives platform, anything you are not currently offering that you think is a big potential win for you or an opportunity set?

Peter Kraus - AllianceBernstein Holding L.P. - Chairman & CEO

We are actually quite comfortable with our alternative platform. We have launched a number of new services. We know, by the way, in all the services we launch, not everything is going to be successful, but we feel that we have made all of the right moves in terms of diversified offerings and opportunities and leveraging our core capabilities within the firm. We now have to produce performance and track records and populate those services.

So I would say, Matthew, for the time being, we are pretty comfortable with the alternative lineup. We have a strong fund of funds business in both private equity and hedge funds and we have five or six very strong internal hedge funds that are -- internally managed hedge funds -- that are growing in assets and some are new and haven't yet taken new assets, but some are actually out there being offered to clients and growing.

Matthew Kelley - Morgan Stanley - Analyst

One quick follow-up from me and then I will jump back in. Just on the trend in terms of active versus passive, what do you guys think is kind of a -- what is your go-forward mentality on ETFs and index versus actively managed products?

Peter Kraus - AllianceBernstein Holding L.P. - Chairman & CEO

Look, as you know, we filed with the SEC to have the ability to produce an ETF. So we are watching that space. I think that observers of this space would note that the very large liquid ETFs, of which there are some, have continued to be liquid and used by many different industry participants. The less liquid, which account for the vast majority of the ETFs, have, in fact, had less liquidity and are expensive in terms of transaction cost to trade and may not be providing investors with the type of liquidity and opportunity that they wanted.

We also recognize that we -- we meaning active managers, not just AllianceBernstein -- are in a time period when active management has underperformed. But we also know when you look over longer periods of time, first of all, it is very endpoint-sensitive and there are a number of time periods in which you could find an active management has produced serious significant alpha. And when that occurs, I suspect there will be some pressure on asset investing.

The last point I would make is that, as I said at the outset, institutional investors are looking to find the opportunity to get the return they need. Now they would like to do that with less volatility, but that won't always be possible and they know it. And so active management will play an increasingly larger role over time.

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FEBRUARY 10, 2012 / 01:00PM GMT, AB - Q4 2011 AllianceBernstein Holding L.P. Earnings Conference Call

Matthew Kelley - Morgan Stanley - Analyst

Thank you very much.

Operator

Cynthia Mayer, Bank of America-Merrill Lynch.

Cynthia Mayer - Bank of America-Merrill Lynch - Analyst

Hi, thanks a lot. I'm wondering if you could talk a little more generally about the impact of AXA on your flows and how the relationship has trended. I think you mentioned you expect to lose $16 billion and $4 billion has gone out. But overall, can you give us a sense of how much you still manage for them, how that has trended and any color on fees? And also in terms of where this money would be in your statements, is that -- would that slot in under the institutional -- the non-US institutional redemptions? Thanks.

Peter Kraus - AllianceBernstein Holding L.P. - Chairman & CEO

Yes, thanks, Cynthia. So look, I am going to turn it over to Ed in a second who can talk about the actual numbers that we have disclosed in the 10-K, which show the total dollars of assets and fees. But we disclosed this time the effect of AXA's actions as it relates to dispositions or, if they made an acquisition, an acquisition because we thought that those were lumpy, kind of one-time activities. We don't normally and won't going forward disclose the normal inflows and outflows of the balance sheet, but we do disclose the total dollars. So that is sort of the policy, if you will. And I will turn it over to Ed to give you the numbers.

Ed Farrell - AllianceBernstein Holding L.P. - Interim CFO & Controller

Yes, Cynthia. In terms of AUM, they account for approximately 22% to 23% of our overall AUM, but they just account for roughly 4% to 5% of our base fees. So although it is a large mandate in total, the fee realization there is not that great in the overall scheme of things.

Cynthia Mayer - Bank of America-Merrill Lynch - Analyst

Okay, great. Thanks. And then just in terms of -- it sounds like you are still being very vigilant on costs and I am wondering where you see opportunities to cut back? Are you thinking more -- in terms of being vigilant, are you thinking more that, as the market has moved up, you would simply keep costs fixed or are you actually thinking you can cut them in some places?

Jim Gingrich - AllianceBernstein Holding L.P. - COO

This is Jim Gingrich, Cynthia. As Peter mentioned, we are really looking hard at our non-compensation expenses, in particular real estate. We have already taken a number of actions, but anticipate taking additional actions going forward. In addition, there are discretionary spending around T&E and consultants, professional fees and the like that, at these revenue levels, we have to take a particularly hard look at as well.

Cynthia Mayer - Bank of America-Merrill Lynch - Analyst

Okay, thank you.

Operator

Alex Blostein, Goldman Sachs.

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FEBRUARY 10, 2012 / 01:00PM GMT, AB - Q4 2011 AllianceBernstein Holding L.P. Earnings Conference Call

Alex Blostein - Goldman Sachs - Analyst

Thanks, good morning, guys. Just to quickly follow up maybe on Cynthia's question on expenses. Maybe it would be helpful just to think in two broader buckets. What do you sort of think is your more fixed expense base run rate versus variable? And I guess a lot of the variable piece will come in comp, but even within that, is there a way you could I guess get smaller on the base level? Something that I guess tend to be a little bit more fixed in nature.

Peter Kraus - AllianceBernstein Holding L.P. - Chairman & CEO

So look, Alex, you sort of got it right. We view two pools of costs -- variable costs and call it non-comp costs. So the comp cost is really where most of the variation is. In the non-comp cost, there are costs that are variable, but over longer periods of time. So there are, within promotion and servicing, for example, volume-driven activities like brokerage and clearing or I call it BC&E. That is clearly a volume-driven activity at the sell side. So if volume goes up, particularly if we trade more in Europe or in Asia, the cost per trade in those regions is higher than the cost per trade in the United States and when the mix shift changes there, those costs rise.

Now, the sell side is working hard to actually reduce that cost on an ongoing basis. So actually I would say to you, if we were standing still and had the same volume last year as this year, we would actually anticipate making some progress at reducing those costs. So even in the non-comp cost, which isn't as connected in variability to revenues, we still see variability or the ability to take down those costs.

Rent, which is a very large piece of our non-comp cost, is, of course, variable, but over a longer period of time and it is sticky. So we are going to continue to work at that, notwithstanding -- I think it was Cynthia's comments -- that you could grow, are you going to leave cost constant? I will tell you that, if we grow, we are going to continue to focus on taking rent down and it is a very large portion of our cost.

Now as it relates to other costs in that sector, meaning in that section of non-comp, yes, we believe we can be more efficient in many different ways, but these are all small costs. There is no big thing that you can grab onto. But our view is that we will, as a matter of course, as a matter of philosophy, develop better and better systems to become more and more efficient at those costs. So go back to the margin, it is our intention to continue to improve the margin even if we weren't growing.

Alex Blostein - Goldman Sachs - Analyst

Understood. That is very helpful. Thanks. And then my second question is you guys put out AUM numbers for the end of the month. Could you talk a little bit more about the flow trends you are seeing so far in the quarter? And then I guess more specifically on the institutional pipeline, it would be helpful to get a sense of where that stands now versus I guess you provided the numbers as of the end of the year.

Peter Kraus - AllianceBernstein Holding L.P. - Chairman & CEO

So I am going to turn it to Ed to talk about the pipeline number, if we have computed one. I am not sure that we have for the month. I would say that, look, flows were slightly better as we said that there were still outflows in all the channels, but they were reduced and that is a good thing. It is one month. I don't extrapolate one-month trends, but I think you can say the following. The equity markets were up strongly. As I said, if you look at the publicly available Lipper information, you will see performance for the main equity funds as having been very strong. You will make your own determination of the relative strength. Our Fixed Income products continue to perform. So on the performance front, we feel good. Markets went up. That is good. And as we noted, the outflows were more moderate. Now, I will turn it to Ed for the --.

Ed Farrell - AllianceBernstein Holding L.P. - Interim CFO & Controller

Alex, in terms of the pipeline for the months of -- this is just for the month of January, it is up about $1 billion from where it was. So our pipeline is about $5 billion at the end of January.

Alex Blostein - Goldman Sachs - Analyst

Got it, thank you.

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FEBRUARY 10, 2012 / 01:00PM GMT, AB - Q4 2011 AllianceBernstein Holding L.P. Earnings Conference Call

Operator

Chris Spahr, CLSA.

Chris Spahr - CLSA - Analyst

Hi, good morning. I just have a few more questions on expenses and to the extent that you can focus on the non-comp expenses, and when you might realize some savings there on the rent. It just seems like you have a lot of negative headwinds on the revenue front going into this year relative to last year given where AUM is starting.

Ed Farrell - AllianceBernstein Holding L.P. - Interim CFO & Controller

Hi, this is Ed. In terms of the rent, as Peter and Jim both mentioned, we are working hard on that front and we have had some success. When we took our charge in 2010 of $102 million, that represented about over 300,000 square feet. Since that date, we have actually sublet about half of that space.

So we have prospects there for the remaining space. We are optimistic that some of those potential deals will close in the first half of 2012 and we will start seeing the benefit of that shortly thereafter. Some of the deals that we had closed in 2011, they take some time. So we will start seeing some realized savings in our occupancy line item in the first half of the year. So I would expect to see some real movement there in 2012.

Chris Spahr - CLSA - Analyst

So when I look at the full-year adjusted margin of 17%, and I know that that includes some noise from the fourth quarter, but again, given that, I think revenues, unless we have a strong market year, are going to be lower on a year-over-year basis. So I mean would we expect to see the margin improve just because -- as these numbers -- as these expense numbers start flowing through or would you see more margin deterioration and not improve until 2013?

Peter Kraus - AllianceBernstein Holding L.P. - Chairman & CEO

Look, we can't and won't give you a specific answer to that, but I will say this to you, that you can, like we will every month, look at where the market is and look at where our assets are and watch our flows. That will give you a sense of what is happening on the revenue line. You can know from this conversation that we are focused on taking the costs down in the non-comp line. And that means all of the costs. And we are going to do that whether our revenues go up, stay flat or go down.

In addition to that, compensation is highly variable and you have heard our view on how we pay our personnel and we are going to continue to do that. So the compensation line is, as I say, highly variable. That will be connected to revenues and our job, in addition to that, is to try to continue to take expenses out of the non-comp line and we have various plans in place to do that and we are going to continue to even if the business grows.

Chris Spahr - CLSA - Analyst

Thank you.

Operator

Bill Katz, Citigroup.

Bill Katz - Citigroup - Analyst

Thanks again. Just two modeling questions, I guess. Number one, you mentioned you brought back some units and shares during the quarter, but your end-of-period numbers ended a little bit higher. Is the end-of-period a better run rate on a go-forward basis just given issuance, etc.?

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FEBRUARY 10, 2012 / 01:00PM GMT, AB - Q4 2011 AllianceBernstein Holding L.P. Earnings Conference Call

Peter Kraus - AllianceBernstein Holding L.P. - Chairman & CEO

On the share count, you mean?

Bill Katz - Citigroup - Analyst

Yes.

Peter Kraus - AllianceBernstein Holding L.P. - Chairman & CEO

Well, yes, probably. I think that we are going to continue to be in the market. We have been in the market. At this point, we are not anticipating any change in that. We will re-file and see what we do, but as you can calculate, we have repurchased 13 million plus units and we issued 8 million plus units and that is a surplus of 7 million rounding up.

Bill Katz - Citigroup - Analyst

Okay. And the second question, sorry to beat a dead horse here, but within the G&A line, can you quantify how big the real estate component is of that number?

Ed Farrell - AllianceBernstein Holding L.P. - Interim CFO & Controller

Within the G&A line, it is about half of the number of total occupancy, which includes rent and all of the costs that go with managing the facilities.

Bill Katz - Citigroup - Analyst

So based on the ability with the closings coming through and maybe some further square footage subleasing, are we talking about a 10%, 15% drop in G&A just given that kind of weighting average or is that just too severe?

Ed Farrell - AllianceBernstein Holding L.P. - Interim CFO & Controller

I would think that, to be conservative, it would be more like between the 5% and 10% range.

Peter Kraus - AllianceBernstein Holding L.P. - Chairman & CEO

But Bill, it is, obviously, why we are focused on it, because it is such a large percentage of our, I will call it, our non-comp semi-fixed cost. We are just going to be constantly focused on that. And look, the good news is that we have been able to make available space in the market. I think the market is likely to be stronger over time. I wouldn't say it is a strong market; don't take me wrong on that. But it is less likely to get weaker than where it is right now. And so our capacity to sublease will continue to be modest to better over time.

Bill Katz - Citigroup - Analyst

So it would really be a multiyear to get to that full 10% run rate of reduced overhead? Is that fair?

Peter Kraus - AllianceBernstein Holding L.P. - Chairman & CEO

Not possible to accelerate these real estate benefits into a single quarter. It will take time.

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FEBRUARY 10, 2012 / 01:00PM GMT, AB - Q4 2011 AllianceBernstein Holding L.P. Earnings Conference Call

Bill Katz - Citigroup - Analyst

Right, okay. And just one more question. Again, thanks for your patience. So as you look at your business -- again, you are having very strong growth in some of your newer services, is there any thoughts to doing a little bit more of a shakeup of the business and shed some of the legacy businesses, which seem to be a bit of an anchor on both flows and margins of the Company?

Peter Kraus - AllianceBernstein Holding L.P. - Chairman & CEO

We are committed to our, as you refer to it, legacy. We refer to it as core. And I don't mince words there in the sense that I don't actually see it as a legacy business. I think it is a core business of the firm. These investment services, particularly in equities where we have had challenged performance, it is not the first time. It is a little bit longer than some of the past challenging periods.

But as I noted in my commentary with institutions, we have had, and I have had direct conversations with institutions who have noted that we are one of the few, in some cases, only just taking value, deep value managers that are still doing what they would like us to do. And/or those that haven't got exposure to that are saying value is really, really inexpensive and I ought to have some exposure to that.

So we are not going to change that, Bill; that would be a mistake. What we are going to do is what we are doing, which is diversifying and create options for clients that they need and want and that relates to how do they get return with less risk. And look, there is no panacea. You can't just produce the same return with low risk; we all know that and so do the clients. And that, by the way, is why clients will continue to come back to these traditional, but core services because they do provide return over time, although they have volatility.

Bill Katz - Citigroup - Analyst

Okay. Thanks for taking all my questions. I appreciate it.

Operator

(Operator Instructions). Robert Lee, KBW.

Robert Lee - Keefe, Bruyette & Woods - Analyst

Thank you. Good morning. And I apologize if you had mentioned this in your comments in the start of the call; I jumped on late. I mean I did hear the comments around some of the AXA business that is scheduled to flow out. But could you update us -- if I remember correctly in prior last -- I think maybe it was the last quarter, you had some outflows related from A&P in Australia, I think it was, related -- and that may have been somewhat related to the change in the joint venture there and your buying that in. Were there some more -- was there some more of that in this quarter and is there -- is it possible to kind of quantify if there is any kind of asset pool there you think may be vulnerable over the coming quarters?

Ed Farrell - AllianceBernstein Holding L.P. - Interim CFO & Controller

This is Ed. In terms of the fourth quarter, yes, we did have some of that. It was about $3.6 billion that we lost as a result of some AXA dispositions. Part of it was Canada, part of it was Australia. The fees related to that were approximately $5 million. We did mention earlier that we do anticipate having more outflows as a result of those dispositions AXA had in the first half of 2012.

Peter Kraus - AllianceBernstein Holding L.P. - Chairman & CEO

Robert, just so you know, we also said, look, our policy here is, with regards to AXA, there are flows that go in and out all year long. We will disclose when they either buy something or sell something. They sold two businesses that affected the assets that we managed for those businesses -- the Canadian business and the Australian business. And as a result of those sales, the assets went to the seller -- to the buyer, sorry.

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FEBRUARY 10, 2012 / 01:00PM GMT, AB - Q4 2011 AllianceBernstein Holding L.P. Earnings Conference Call

Robert Lee - Keefe, Bruyette & Woods - Analyst

Okay, because -- that is why I wanted to clarify. This isn't -- I mean I know you still -- I believe you still sub-advise various assets for --.

Peter Kraus - AllianceBernstein Holding L.P. - Chairman & CEO

It has nothing to do with the ongoing business of the subsidiaries of AXA that we are managing. These changes, and this is our reason for disclosing it, were created by and initiated by an action on the part of AXA to sell those subsidiaries.

Robert Lee - Keefe, Bruyette & Woods - Analyst

Oh, great. That was a clarification I was looking for. That was it. Thank you.

Peter Kraus - AllianceBernstein Holding L.P. - Chairman & CEO

Okay, Robert.

Operator

I have no further questions in the queue at this time. I will turn the call back over to our presenters.

Andrea Prochniak - AllianceBernstein Holding L.P. - Director, IR

Thank you, everybody, for participating in today's call. You can feel free to contact Investor Relations with any further questions you may have. Thanks and have a great day.

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